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EXHIBIT 11

                        METRO INFORMATION SERVICES, INC.
                        COMPUTATION OF EARNINGS PER SHARE

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                                                 THREE MONTHS ENDED
                                                      March 31,
                                               -------------------------
                                                  1997          1998
                                               -----------   -----------
SHARES

Average outstanding during the period and
         number of shares on which published
         basic earnings per share is based     14,033,333    14,823,296

Add:  Incremental shares from assumed
         exercise of stock options                 11,696       165,671
                                               -----------   -----------

Number of shares on which published
         diluted earnings per share is based   14,045,029    14,988,967
                                               -----------   -----------
                                               -----------   -----------

EARNINGS

Net income applicable to common
         shareholders                         $ 1,831,872    $ 2,898,562
                                               -----------   -----------
                                               -----------   -----------
Earnings Per Share:
         Basic                                $      0.13    $      0.20
                                               -----------   -----------
                                               -----------   -----------
         Diluted                              $      0.13    $      0.19
                                               -----------   -----------
                                               -----------   -----------

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